Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SCILEX

Unless the context otherwise requires, all references in this section to “the Company”, “we”, “us” or “our” refer to the business and operations of Scilex Holding Company (formerly known as Vickers Vantage Corp. I (“Vickers”) and its subsidiaries, including those periods prior to the consummation of the Business Combination. References to “Scilex” refer to the business and operations of Scilex Holding Company, following the consummation of the business combination between Vickers and the Company. You should read the following discussion and analysis of our financial condition and results of operations together with the unaudited consolidated financial statements and the related notes appearing elsewhere in the Form 8-K (as defined below). Certain statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. Capitalized terms used but not defined herein have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scilex is attached as an exhibit (the “Form 8-K”) and, if not defined in the Form 8-K, the definitive proxy statement/prospectus filed by Vickers with the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2022.

Overview

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. According to the Centers for Disease Control and Prevention, an estimated 51.4 million adults in the United States suffered from chronic pain in 2019. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain. We launched our first commercial product in October 2018 and are developing our late-stage pipeline. Our commercial product, ZTlido is a prescription lidocaine topical product approved by the FDA for the relief of neuropathic pain associated with PHN, which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We market ZTlido through a dedicated sales force of 60-70 sales representatives, targeting 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. We are planning to commercialize GLOPERBA in 2023 and believe we are well-positioned to market and distribute the product.

Our development pipeline consists of three product candidates, (i) SP-102 (“SEMDEXA”) (10 mg, dexamethasone sodium phosphate viscous gel), a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, (ii) SP-103 (lidocaine topical system) 5.4%, a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of acute LBP, and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules), a novel low-dose delayed-release naltrexone hydrochloride formulation for treatment of fibromyalgia, for which Phase 1 trials were completed in the second quarter of 2022 and a Phase 2 clinical trial is expected to commence in the fourth quarter of 2022. SEMDEXA has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved alternative to off-label ESIs, which are administered over 12 million times annually in the United States. Top-line results from the completed Phase 3 study have been received in November 2021 and reflected achievement of primary and secondary endpoints. SP-103 has also been granted fast track designation by the FDA and, if approved, could become the first FDA-approved lidocaine topical product for the treatment of acute LBP. SP-103 is a triple-strength lidocaine topical system designed to deliver a dose of lidocaine threefold higher than any lidocaine topical product that we are aware of, either approved or in development. We are examining SP-103 as a treatment for acute LBP, a condition with high unmet need which, as of 2019, affected over 22 million patients in the United States. According to the CDC in 2020, LBP was the most common type of pain reported by patients, with 25% of U.S. adults reporting LBP in the prior 3 months. We initiated a Phase 2 trial of SP-103 in acute LBP in the second quarter of our fiscal year 2022.

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our product. We obtain our commercial supply of ZTlido, clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. Prior to April 2022, we relied on a single third-party logistics distribution provider, Cardinal Health, for ZTlido distribution in the United States. Cardinal Health purchased and shipped ZTlido to customer wholesale distribution centers. Cardinal Health also performed order management services on our behalf. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health will continue to provide traditional third-party logistics functions for Scilex.

Since our inception, we have invested substantial efforts and financial resources on acquiring product and technology rights while building our intellectual property portfolio and infrastructure. We acquired Semnur and its lead product candidate, SEMDEXA, in the first quarter of 2019, and we intend to continue to explore and evaluate additional opportunities such as these to grow our business. We have incurred significant operating losses as a result of such investment efforts, including the development of SEMDEXA, conducting of Phase 3 trials for SEMDEXA, and the development of SP-103. Our ability to generate revenue sufficient to achieve profitability will depend on the successful commercialization of our product, ZTlido, and the development of our product candidates. For the years ended December 31, 2021, 2020 and 2019, our net loss was $88.4 million, $47.5 million and $178.6 million, respectively. For the nine months ended September 30, 2022 and 2021, we had a net loss of $5.5 million and $46.5 million, respectively. As of September 30, 2022, we had an accumulated deficit of $358.0 million. As of September 30, 2022, we had cash and cash equivalents of $2.5 million.

We expect to continue to make investments in our sales and marketing organization and expand digital marketing efforts to broaden awareness of ZTlido and GLOPERBA and in research and development, clinical trials and regulatory affairs to develop our product candidates, SEMDEXA, SP-103, and SP-104 (which product candidate we acquired from Sorrento in May 2022). As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We may be unable to raise additional funds or enter into such agreements or arrangements when needed on favorable terms, or at all. If adequate funds on acceptable terms are not available when needed, we may be required to reduce the scope of the commercialization of ZTlido and GLOPERBA or delay, scale back or discontinue the development of one or more of our product candidates.

Business Combination

On March 17, 2022, the Company entered into an Agreement and Plan of Merger (the “BCA”) with Vickers Vantage Corp. I (“Vickers”), a special purpose acquisition company, and Vantage Merger Sub, Inc., a wholly-owned subsidiary of Vickers (“Vickers Merger Sub”). Pursuant to the terms of the BCA, Vickers Merger Sub merged with and into the Company, with the Company surviving the merger (“Legacy Scilex”) and becoming a wholly-owned subsidiary of Vickers (collectively, the “Business Combination”).

On November 10, 2022, Vickers consummated the Business Combination pursuant to the terms of the BCA, with the Company and Vickers Merger Sub. Pursuant to the BCA, Vickers acquired all of the outstanding equity interests of Legacy Scliex. As a result of the Business Combination, New Scilex (as defined below) received gross proceeds of approximately $12.0 million, prior to the settlement of transaction-related costs and expenses. Additionally, all existing related party indebtedness and payables between the Company, Scilex Pharma, and Sorrento, totaling $290.6 million, was converted into equity interests of New Scilex in connection with the consummation of the Business Combination and pursuant to the terms of the Debt Exchange Agreement (see Note 10 titled “Related Party Transactions” to our consolidated financial statements included elsewhere in the Form 8-K for additional information). In connection with the Business Combination (as more fully described in the notes to these financial statements), Scilex Holding Company was renamed to Scilex, Inc. These financial statements are those of Scilex Holding Company (now known as Scilex, Inc.) prior to the completion of such Business Combination. Additionally, in connection with the completion of the Business Combination, Vickers was renamed to, and will operate as, “Scilex Holding Company” and the Company began trading on the Nasdaq Capital Market under the new ticker symbol “SCLX” on November 11, 2022. Scilex Holding Company following the completion of the Business Combination is sometimes referred to herein as “New Scilex.”

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Vickers is treated as the “acquired” company for accounting purposes and the Business Combination is treated as the equivalent of the Company issuing stock for the net assets of Vickers, accompanied by a recapitalization. The net assets of Vickers are stated at historical cost, with no goodwill or other intangible assets recorded.

Impact of COVID-19 on Our Business

We are closely monitoring the COVID-19 pandemic and its potential impact on our business. In an effort to protect the health and safety of our employees, we took proactive action from the earliest signs of the outbreak, including implementing social distancing policies at our facilities, facilitating remote working arrangements and imposing employee travel restrictions. The extent to which COVID-19 may impact our business, clinical trials and sales of ZTlido will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Comparability of Our Results and Our Relationship with Sorrento

We currently operate as a majority-owned subsidiary of Sorrento. As a result, our historical financial statements may not be reflective of what our results of operations would have been had we been a stand-alone public company and no longer a majority-owned subsidiary of Sorrento. In particular, certain legal, finance, human resources and other functions have historically been provided to us by Sorrento at cost plus an agreed-upon markup. We expect that Sorrento will continue to provide us with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and we expect to incur other costs to replace the services and resources that will not be provided by Sorrento. We will also incur additional costs as a stand-alone public company. As a stand-alone public company, our total costs related to certain support functions may differ from the costs that were historically allocated to us from Sorrento. In addition, in the future, we expect to incur internal costs to implement certain new systems, including infrastructure and an enterprise resource planning system, while our legacy systems are currently being fully supported by Sorrento.

Components of Our Results of Operations

Net Revenue

Net revenue consists solely of product sales of ZTlido in the United States. For product sales of ZTlido, we record gross-to-net sales adjustments for government and commercial rebates, chargebacks, wholesaler and distributor fees, sales returns, special marketing programs, and prompt payment discounts. We expect that any net revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for our product.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue consists of the cost of purchasing ZTlido from our manufacturing partners and inventory write-downs related to expiration dates for on-hand inventory. We expect the cost of revenue to fluctuate with related sales revenue.

Research and Development.

Research and development expenses are expensed when incurred and consist primarily of costs incurred for our research activities, including the development of our product candidates, and include:

•	costs related to clinical trials;

•	salaries, benefits and other related costs, including stock-based compensation expense for personnel engaged in research and development functions; and

•	costs related to outside consultants.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our product candidates that are currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our ongoing Phase 3 clinical trial for SEMDEXA, our planned Phase 2 and Phase 3 clinical trials for SP-103, and initiation of Phase 2 trials for SP-104.

Acquired In-process Research and Development

The Company has acquired and may continue to acquire the rights to develop and commercialize new product candidates. The up-front payments to acquire a new drug compound or drug delivery device, as well as future milestone payments associated with asset acquisitions that do not meet the definition of a derivative and are deemed probable to achieve the milestones, are immediately expensed as acquired in-process research and development provided that the drug has not achieved regulatory approval for marketing and, absent obtaining such approval, have no alternative future use. Intangible assets acquired in a business combination that are used for in-process research and development (“IPR&D”) activities are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. Upon commercialization of the relevant research and development project, the Company amortizes the acquired IPR&D over its estimated useful life. Capitalized IPR&D is reviewed annually for impairment or more frequently as changes in circumstance or the occurrence of events suggest that the remaining value may not be recoverable.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs related to our contract sales force, salaries and other related costs, including stock-based compensation, for personnel in our executive, marketing, finance, corporate and business development and administrative functions. Selling, general and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility-related expenses, which include direct depreciation costs and allocated expenses from Sorrento for rent and maintenance of facilities and other operating costs.

We expect that our selling, general and administrative expenses will vary year over year in the future as we adapt our commercial strategies to changes in the business environment. We also expect to incur increased expenses as a result of the Business Combination and operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, and listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to adjust the size of our administrative, finance and legal functions to adapt to the changes above and the anticipated growth of our business.

Intangible Amortization Expense

Intangible amortization expense consists of the amortization expense of intangible assets recognized on a straight-line basis over the estimated useful lives of the assets. Our intangible assets, excluding goodwill, are composed of patent rights, acquired in-process research and development and assembled workforce.

Other Expense

Gain on Derivative Liability

Gain on derivative liability consists of the changes to fair value of derivative liabilities between reporting periods relating to certain embedded derivative features within the Scilex Pharma Notes, and is recorded as other income or expense. See Note 6 titled “Debt” to our consolidated financial statements appearing elsewhere in the Form 8-K and the section titled “Certain Relationships and Related Party Transactions—Certain Transactions of Scilex—Indenture and Letter of Credit” for a description of the Scilex Pharma Notes.

(Gain) loss on Debt Extinguishment, Net

(Gain) loss on debt extinguishment, net consists of gains earned or losses incurred as a result of exercising our optional prepayment rights, which are treated as partial extinguishments, and the Early Paydown Provision, which is treated as a debt extinguishment, under the Scilex Pharma Notes, offset, for the year ended December 31, 2021, by a gain on debt extinguishment as a result of the forgiveness of the loan in the amount of $1.6 million received from Bank of America in May 2020 pursuant to the Paycheck Protection Program of the CARES Act (the “PPP Loan”).

Interest Expense

Interest expense consists of interest related to the Scilex Pharma Notes and related party note payables to Sorrento.

(Gain) loss on Foreign Currency Exchange

(Gain) loss on foreign currency exchange relates to foreign exchange losses on payments made to our foreign supplier, Itochu, a manufacturer and supplier of lidocaine tape products, including ZTlido and SP-103.

Results of Operations

The following tables summarize our results of operations for the years ended December 31, 2021, 2020 and 2019 and the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
(in thousands, except for per share amounts)	2022	2021
Statements of Operations Data:
Net revenue	$26,115	$23,054
Operating costs and expenses:
Cost of revenue	6,284	2,549
Research and development	6,457	7,031
Selling, general and administrative	41,371	36,092
Intangible amortization	2,896	2,803

Total operating costs and expenses	57,008	48,475

Loss from operations	(30,893)	(25,421)
Other (income) expense:
Gain on derivative liability	(5,300)	(100)
(Gain) loss on debt extinguishment, net	(28,634)	12,463
Interest expense	8,596	8,617
(Gain) loss on foreign currency exchange	(39)	48

Total other (income) expense	(25,377)	21,028

Loss before income taxes	(5,516)	(46,449)
Income tax (benefit) expense	(36)	10

Net loss	$(5,480)	$(46,459)

Net loss per share – basic and diluted	(0.03)	(0.24)
Weighted average number of shares during the period—basic and diluted	197,550	197,266

	Year Ended December 31,
(in thousands, except for per share amounts)	2021	2020	2019
Statements of Operations Data:
Net revenue	$31,317	$23,560	$21,033
Operating costs and expenses:
Cost of revenue	3,634	2,149	5,802
Research and development	9,201	9,961	10,216
Acquired in-process research and development	—	—	75,301
Selling, general and administrative	50,582	42,970	64,696
Intangible amortization	3,738	3,738	3,713

Total operating costs and expenses	67,155	58,818	159,728

Loss from operations	(35,838)	(35,258)	(138,695)
Other expense:
Loss (gain) on derivative liability	300	(800)	23,300
Loss on debt extinguishment, net	12,463	—	—
Scilex Pharma Notes principal increase	28,000	—	—

Interest expense	11,764	13,116	16,889
Interest income	—	—	(460)
Loss (gain) on foreign currency exchange	54	(2)	168

Total other expense	52,581	12,314	39,897

Loss before income taxes	(88,419)	(47,572)	(178,592)
Income tax (benefit) expense	5	(53)	2

Net loss	$(88,424)	$(47,519)	$(178,594)

Comparison of Nine Months Ended September 30, 2022 and 2021

Net Revenue

Net revenue for the nine months ended September 30, 2022 and 2021 was $26.1 million and $23.1 million, respectively. The increase of $3.0 million primarily driven by an increase in gross revenues by approximately 37% offset by increase in rebates.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2022 and 2021 was $6.3 million and $2.5 million, respectively, and relate to product sales. The increase of $3.8 million was primarily due to an approximately 37% increase in gross revenue for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021, royalty payments to our manufacturer beginning in the second quarter of 2022, and a $0.5 million inventory reserve reversal in May 2021.

Research and Development Expenses

The following table summarizes research and development expenses by project for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30,
	2022	2021	Increase (Decrease)
SP-102
Contracted R&D	$1,329	$5,010	$(3,681)
Personnel	250	444	(194)
Other	82	—	82

SP-102	1,661	5,454	(3,793)
SP-103
Contracted R&D	3,520	688	2,832
Personnel	272	889	(617)
Other	796	—	796

SP-103	4,588	1,577	3,011
SP-104
Contracted R&D	208	—	208

SP-104	208	—	208

Total Research and Development Expenses	$6,457	$7,031	$(574)

Research and development expenses for the nine months ended September 30, 2022 and 2021 were $6.5 million and $7.0 million, respectively. The $0.5 million decrease in research and development expenses was primarily attributed to the completion of the Phase 3 SP-102 trial in November 2021, and was partially offset by clinical start-up costs in the development of Phase 2 SP-103 in the fourth quarter of 2021, the Phase 1 SP-104 study in the fourth quarter of 2021, and an additional Phase 1 SP-104 study in the second quarter of 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2022 and 2021 were $41.4 million and $36.1 million, respectively. The increase of approximately $5.3 million was primarily due to a $7.7 million increase in legal expenses related to the ZTlido patent infringement in which the Company was the plaintiff in September 2022, $0.9 million increase in travel and entertainment expenses, $0.2 million increase in consulting expenses, and a $0.4 million increase in insurance expense, offset by a $1.2 million decrease in commercial operations caused by fluctuation in fleet and electronics expenses, $2.0 million decrease in personnel expense caused by $1.0 million increase in personnel compensation that was offset by $3.0 million decrease in bonus, a $0.5 million decrease in marketing expense, and a $0.2 million decrease in other expenses.

Intangible Amortization Expense

Intangible amortization expense for each of the nine months ended September 30, 2022 and 2021 was $2.9 million and $2.8 million, respective. The increase of $0.1 is related to the amortization of acquired licenses for the exclusive license of GLOPERBA.

Gain on Derivative Liability

Gain on derivative liability for the nine months ended September 30, 2022 and 2021 was $5.3 million and $0.1 million, respectively. The gain recognized during the nine months ended September 30, 2022 and 2021 was attributed to changes in the fair value of our derivative liability pertaining to the Scilex Pharma Notes due to revised sales forecasts.

(Gain) Loss on Debt Extinguishment, Net

(Gain) loss on debt extinguishment, net for the nine months ended September 30, 2022 and 2021 was $(28.6) million and $12.5 million, respectively. The gain and loss incurred during the nine months ended September 30, 2022 and 2021, respectively, was attributed to Scilex Pharma’s repurchase of the Scilex Pharma Notes of $20.0 million and $41.4 million in February 2022 and June 2022, respectively, as well as the Early Paydown Provision of $39.7 million in September 2022 (see Note 6 titled “Debt” to our consolidated financial statements included elsewhere in the Form 8-K for additional information) and $20.0 million in each of February 2021 and April 2021.

Interest Expense

Interest expense for the nine months ended September 30, 2022 and 2021 remained consistent and was $8.6 million for each period

Income Tax (Benefit) Expense

Income tax (benefit) expense for the nine months ended September 30, 2022 and 2021 was $(36.0) thousand and $10.0 thousand, respectively.

Comparison of Years Ended December 31, 2021 and 2020

Net Revenue

Net revenue for the years ended December 31, 2021 and 2020 was $31.3 million and $23.6 million, respectively. The increase of $7.7 million was due to increased product sales of ZTlido.

Cost of Revenue

Cost of revenue for the years ended December 31, 2021 and 2020 was $3.6 million and $2.1 million, respectively, and relate to product sales. The increase of $1.5 million is mainly due to the temporary switch of shipping method from ocean to air shipment in 2021.

Research and Development Expenses

The following table summarizes research and development expenses by project for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020	Increase (Decrease)
SP-102
Contracted R&D	$5,952	$6,641	$(689)
Personnel	555	395	160

SP-102	6,507	7,036	(529)
SP-103
Contracted R&D	1,816	1,128	688
Personnel	878	1,797	(919)

SP-103	2,694	2,925	(231)

Total Research and Development Expenses	$9,201	$9,961	$(760)

Research and development expenses for the years ended December 31, 2021 and 2020 were $9.2 million and $10.0 million, respectively. The $0.8 million decrease in research and development expenses was attributed to the completion of Phase 3 SP-102 trials in November 2021 as well as CMC and regulatory related expenses incurred in 2020 to prepare for SP-103 clinical trials in 2021.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended December 31, 2021 and 2020 were $50.6 million and $43.0 million, respectively. The increase of approximately $7.6 million was primarily due to $4.0 million in additional expenses in marketing and commercial operations, $7.6 million in legal and audit fees, and $1.2 million in additional other administrative expenses, offset by $5.2 million of savings in sales expenses as a result of realigning our “sales force” territories resulting in the significant reduction of salesforce. The $7.6 million increase in legal and audit fees was primarily due to a $6.6 million increase in litigation expenses related to the ZTlido patent infringement in which the Company was the plaintiff and $1.0 million increase in legal intellectual property and other legal corporate matters. The $4.0 million increase in marketing and commercial operations was due to $1.4 million increase in product promotion expenses, $1.0 million increase in dues and subscriptions, $1.0 million increase in consulting expenses and $0.6 million increase in personnel cost.

Intangible Amortization Expense

Intangible amortization expense for each of the years ended December 31, 2021 and 2020 was $3.7 million, which is related to the amortization of developed technology upon commercialization of ZTlido.

Loss (Gain) on Derivative Liability

Loss (gain) on derivative liability for the years ended December 31, 2021 and 2020 was $0.3 million and $(0.8) million, respectively. The loss incurred during the year ended December 31, 2021 was attributed to changes in the fair value of our derivative liability pertaining to the Scilex Pharma Notes due to revised probabilities related to marketing approval timing for SP-103 and revised sales forecasts.

Loss on Debt Extinguishment, Net

Loss on debt extinguishment net for the years ended December 31, 2021 was $12.5 million. The loss incurred was attributed to the Company’s exercise of the optional principal repurchase payments on the Scilex Pharma Notes, offset by a gain on debt extinguishment of $1.5 million related to the forgiveness on the entire PPP Loan.

Scilex Pharma Notes Principal Increase

The principal increase on the Scilex Pharma Notes for the years ended December 31, 2021 was $28.0 million. Actual cumulative net sales of ZTlido from the issue date of the Scilex Pharma Notes through December 31, 2021 did not equal or exceed $481.0 million. As a result, the Company recorded the increase of $28.0 million in principal as non-operating expense at December 31, 2021.

Interest Expense

Interest expense for the years ended December 31, 2021 and 2020 was $11.8 million and $13.1 million, respectively. The $1.3 million decrease in interest expense was primarily due to the $2.8 million decrease in interest expense incurred on the Scilex Pharma Notes partially offset by a $1.1 million increase in interest expense related to related party notes with Sorrento and $0.4 million increase in interest expense related to the CNH Revolving Loan during the year ended December 31, 2021.

Income Tax Expense (Benefit)

Income tax expense (benefit) for the years ended December 31, 2021 and 2020 was $5.0 thousand and $(53.0) thousand, respectively.

Comparison of Years Ended December 31, 2020 and 2019

Net Revenue

Net revenue for the years ended December 31, 2020 and 2019 was $23.6 million and $21.0 million, respectively. The increase of $2.6 million was due to product sales of ZTlido, which was commercially launched in October 2018.

Cost of Revenue

Cost of revenue for the years ended December 31, 2020 and 2019 was $2.1 million and $5.8 million, respectively, and relate to product sales. The decrease of $3.7 million is mainly due to establishing an E&O inventory provision in 2019 for short-dated products.

Research and Development Expenses

The following table summarizes research and development expenses by project for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019	Increase (Decrease)
SP-102
Contracted R&D	$6,641	$7,249	$(608)
Personnel	395	22	373

SP-102	7,036	7,271	(235)
SP-103
Contracted R&D	1,128	997	131
Personnel	1,797	1,948	(151)

SP-103	2,925	2,945	(20)

Total Research and Development Expenses	$9,961	$10,216	$(255)

Research and development expenses for the years ended December 31, 2020 and 2019 were $10.0 million and $10.2 million, respectively. The $0.2 million decrease was primarily due to a slow down of clinical activities in the development of SP-102 due to the COVID-19 pandemic.

Acquired In-process Research and Development Expenses

Acquired IPR&D expenses for the years ended December 31, 2020 and 2019 were $0 and $75.3 million, respectively. The decrease was due to acquired IPR&D expenses associated with our acquisition of Semnur’s assets in March 2019.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended December 31, 2020 and 2019 were $43.0 million and $64.7 million, respectively. The decrease of approximately $21.7 million was primarily due to $16.6 million of savings in sales and marketing as a result of realigning our “sales force” territories resulting in the significant reduction of salesforce as well as achieving cost-saving within our marketing programs, a reduction of $2.4 million in third-party services within the market access department, and $2.7 million in savings from lower legal and audit fees.

Intangible Amortization Expense

Intangible amortization expense remained the same at $3.7 million between the years ended December 31, 2020 and 2019, which is related to the amortization of developed technology upon commercialization of ZTlido.

(Gain) Loss on Derivative Liability

(Gain) loss on derivative liability for the years ended December 31, 2020 and 2019 was a gain of $0.8 million and a loss of $23.3 million, respectively. The gain incurred during the year ended December 31, 2020 and loss incurred during the year ended December 31, 2019 was attributed to changes in the fair value of our derivative liability pertaining to the Scilex Pharma Notes due to revised probabilities related to marketing approval timing for SP-103 and revised sales forecasts.

Interest Expense

Interest expense for the years ended December 31, 2020 and 2019 was $13.1 million and $16.9 million, respectively. The decrease in interest expense was primarily due to the $4.4 million decrease in interest expense incurred on the Scilex Pharma Notes issued in September 2018 partially offset by a $0.6 million increase in interest expense related to related party notes with Sorrento during the year ended December 31, 2020.

Interest Income

Interest income for the years ended December 31, 2020 and 2019 was $0 and $0.5 million, respectively. The decrease in interest income was primarily due to lower cash balances during the year ended December 31, 2020.

Income Tax (Benefit) Expense

Income tax (benefit) expense for the years ended December 31, 2020 and 2019 was $(53.0) thousand and $2.0 thousand, respectively.

Liquidity and Capital Resources

As of September 30, 2022, we had cash and cash equivalents of $2.5 million.

We have funded our operations primarily through the issuance of the Scilex Pharma Notes, related party notes with Sorrento, and the 2020 revolving credit facility. The following table summarizes the aggregate indebtedness of these issuances as of September 30, 2022, December 31, 2021, and December 31, 2020 (in thousands):

	September 30, 2022	December 31, 2021	December 31, 2020
Scilex Pharma Notes	$—	$101,172	$98,672
Related Party Notes with Sorrento	109,825	43,111	28,411
2020 Revolving Credit Facility	—	8,815	9,471
Deferred Consideration with Romeg	3,650	—	—

Total indebtedness	$113,475	$153,098	$136,554

Debt Financings

Scilex Pharma Notes

On June 2, 2022, Sorrento and the Company entered into a Consent Under and Amendment No. 4 with U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) and collateral agent (the “Agent”), and the beneficial owners of those certain senior secured notes due 2026 issued by Scilex Pharma in September 2018 (the “Scilex Pharma Notes”) listed on the signature pages thereto (the “Holders”), which amended that certain Indenture, dated September 7, 2018, by and among Scilex Pharma, Sorrento, the Trustee and the Agent, as amended (the “Indenture”).

Pursuant to the Amendment (1) on June 3, 2022, Scilex Pharma repurchased $41.4 million of the aggregate principal amount of the outstanding Scilex Pharma Notes at 100% of the principal amount thereof, (2) the Holders agreed that Scilex Pharma can repurchase the remaining principal amount of the Scilex Pharma Notes at any time on or before September 30, 2022 for $41.4 million (subject to reduction for any quarterly royalty payments) and upon such repurchase the Holders will forgive and discharge $28.0 million of the aggregate principal amount of the Scilex Pharma Notes, (3) the minimum cash requirement under the Indenture was reduced to $5.0 million in aggregate unrestricted cash equivalents at the end of each calendar month, and (4) the maximum aggregate principal amount of that certain intercompany promissory note issued by Scilex Pharma to Sorrento on October 5, 2018 was increased from up to $25.0 million to up to $50.0 million.

In August 2022, the Company made principal payments towards the outstanding Scilex Pharma Notes totaling $1.7 million. On September 28, 2022, Scilex Pharma repurchased all of the outstanding aggregate principal amount of the Scilex Pharma Notes. As of immediately prior to the repurchase, the aggregate principal amount of the Scilex Pharma Notes was approximately $67.7 million, and Scilex Pharma repurchased the Scilex Pharma Notes for an aggregate cash payment of $39.7 million as the holders of the Scilex Pharma Notes forgave and discharged an aggregate of $28.0 million of principal amount of the Scilex Pharma Notes in connection with the repurchase.

Quarterly principal payments, based on a percentage of projected net sales of ZTlido, optional and contingently accelerated repurchases, and the Early Paydown Provision under the Scilex Pharma Notes since January 1, 2021 are as follows (in thousands):

Three Months Ended,	Principal Payments
March 31, 2021*	$21,267
June 30, 2021*	21,174
September 31, 2021	1,748
December 31, 2021	1,686
March 31, 2022	21,585
June 30, 2022*	42,970
September 30, 2022*	41,444

Total payments since January 1, 2021	$151,874

*	Includes repurchase or Early Paydown Provision during the period (see Note 6 titled “Debt” to our consolidated financial statements elsewhere in the Form 8-K).

ZTlido Royalties

In addition to the quarterly royalty payment of net sales of ZTlido associated with the Indenture, Scilex Pharma is a party to the Product Development Agreement with the Developers, pursuant to which the Developers will manufacture and supply lidocaine tape products, including the Products, for Scilex Pharma. Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. During the nine months ended September 30, 2022, Scilex Pharma made the first royalty payments in the amount of $0.2 million. As of September 30, 2022, Scilex Pharma had ending balances of accrued royalty payables of $2.1 million.

In the event that Scilex Pharma is in a net profit position, as defined in the Product Development Agreement, Scilex Pharma will first attempt to make aggregate royalty payments with cash generated from its operations. If these sources are insufficient, Scilex Pharma may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Contingent Consideration

We have $280.0 million, $13.0 million, and $23.0 million in aggregate contingent consideration obligations in connection with the Merger of Semnur, Romeg license, and SP-104 acquisitions (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in the Form 8-K for additional information), respectively, that are contingent upon achieving certain specified milestones or the occurrence of certain events. Contingent consideration obligations are comprised of regulatory milestones and additional payments that will be due upon the achievement of certain amounts of net sales (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in the Form 8-K for additional information).

Deferred Consideration

We have $3.7 million of deferred consideration related to minimum royalty payments that were included in the initial measurement of consideration transferred for the GLOPERBA license (see Note 3 titled “Acquisitions” to our consolidated financial statements included elsewhere in the Form 8-K for additional information). Deferred consideration minimum royalty payments begin the first full quarter following June 14, 2023.

Future Liquidity Needs

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•	the costs and expenses associated with our ongoing commercialization efforts for ZTlido and GLOPERBA;

•	the degree of success we experience in commercializing ZTlido and GLOPERBA;

•	the revenue generated by sales of ZTlido, GLOPERBA, and other products that may be approved, if any;

•	the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103, and SP-104;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	the costs of manufacturing ZTlido, GLOPERBA and our product candidates;

•	the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	the extent to which ZTlido, GLOPERBA, or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•	our need to expand our research and development activities;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the effect of competing products and product candidates and other market developments;

•	the number and types of future products we develop and commercialize;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent and scope of our general and administrative expenses.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we raise additional funds by issuing equity or convertible debt securities, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur additional indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but we may have to relinquish valuable rights to ZTlido, GLOPERBA, or our product candidates or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to reduce the scope of the commercialization of ZTlido and GLOPERBA or delay, scale back or discontinue the development of one or more of our product candidates.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our consolidated financial statements included elsewhere in the Form 8-K for additional information. Proceeds from the Business Combination are dependent on the amount of redemptions by Vickers’s public shareholders. Net proceeds from this Business Combination, together with our existing cash and cash equivalents, may be insufficient to enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2021	2020	2019	2022	2021
Cash Flow Data:
Net cash used for operating activities	$(28,664)	$(31,461)	$(60,421)	$(20,533)	$(22,707)
Net cash used for investing activities	—	(25)	(17,624)	(2,067)	—
Net cash provided by (used for) financing activities	28,163	(19,170)	15,776	20,745	22,073

Net change in cash and cash equivalents	$(501)	$(50,656)	$(62,269)	$(1,855)	$(634)

Cash Flows from Operating Activities

For the year ended December 31, 2021, net cash used for operating activities was approximately $28.7 million, primarily from our net loss of $88.4 million offset by other non-cash reconciling items of $46.1 million related to depreciation and amortization, principal increase to the Scilex Pharma Notes, stock-based compensation, non-cash operating lease cost, non-cash interest for debt issuance costs and debt discount, interest payments related to the debt discount on the Scilex Pharma Notes, net loss on debt extinguishment, and a loss on derivative liabilities, and by changes in operating assets and liabilities that provided $13.6 million of cash.

For the year ended December 31, 2020, net cash used for operating activities was approximately $31.5 million, primarily from our net loss of $47.5 million, offset by other non-cash reconciling items of $9.0 million related to depreciation and amortization, stock based compensation, non-cash operating lease cost, amortization of debt issuance costs and debt discount, interest on the Scilex Pharma Notes, and a gain on derivative liabilities, and changes in operating assets and liabilities of $7.0 million of cash.

For the year ended December 31, 2019, net cash used for operating activities was approximately $60.4 million, primarily from our net loss of $178.6 million, which was offset by charges related to acquired IPR&D of $75.3 million, a loss on derivative liability of $23.3 million, other non-cash reconciling items of $23.6 million related to depreciation and amortization, stock based compensation, non-cash operating lease cost and amortization of debt issuance costs and debt discount, and changes in operating assets and liabilities that used $4.0 million of cash.

For the nine months ended September 30, 2022, net cash used for operating activities was approximately $20.5 million, primarily from our net loss of $5.5 million, other non-cash reconciling items of $44.7 million related to depreciation and amortization, stock-based compensation, non-cash operating lease cost, non-cash interest for debt issuance costs and debt discount, interest payments related to the debt discount on the Scilex Pharma Notes, net gain on debt extinguishment, and a gain on derivative liabilities and offset by changes in operating assets and liabilities that provided $29.7 million of cash.

For the nine months ended September 30, 2021, net cash used for operating activities was approximately $22.7 million, primarily from our net loss of $46.5 million, offset by other non-cash reconciling items of $14.0 million related to depreciation and amortization, stock based compensation, non-cash operating lease cost, amortization of debt issuance costs and debt discount, interest on the Scilex Pharma Notes, net loss on debt extinguishment, and a net loss on derivative liabilities, and changes in operating assets and liabilities of $9.8 million.

Cash Flows from Investing Activities

For the year ended December 31, 2021, no cash was used for investing activities.

For the year ended December 31, 2020, net cash used for investing activities was approximately $25.0 thousand, attributed to property and equipment purchases.

For the year ended December 31, 2019, net cash used for investing activities was approximately $17.6 million, primarily attributed to approximately $17.0 million of cash paid for the acquisition of Semnur-related IPR&D expenses and $0.6 million of property and equipment purchases.

For the nine months ended September 30, 2022, net cash used for investing activities was approximately $2.1 million attributed to cash paid for the acquisition of GLOPERBA licenses from Romeg and $7.0 thousand attributed to cash paid for property, plant, and equipment.

For the nine months ended September 30, 2021, no cash was used for investing activities.

Cash Flows from Financing Activities

For the year ended December 31, 2021, net cash provided by financing activities was approximately $28.2 million and was primarily related to $47.9 million in proceeds from related party payables, $47.8 million in proceeds from the CNH Revolving Loan, $14.7 million in proceeds from related party note payable with Sorrento, and offset by $48.8 million repayment of the CNH Revolving Loan and $33.4 million repayment of the Scilex Pharma Notes.

For the year ended December 31, 2020, net cash used by financing activities was approximately $19.2 million and is primarily related to $58.9 million repayment of the Scilex Pharma Notes, offset by $18.4 million in proceeds from related party payables, $11.0 million in proceeds from other loans, and $10.3 million in proceeds from related party notes.

For the year ended December 31, 2019, net cash provided by financing activities was approximately $15.8 million and is primarily related to $16.6 million of related party note proceeds, which were utilized to finance the acquisition of Semnur, plus $5.0 million of promissory note proceeds offset by repayment of the related party note payable of $3.5 million and $2.3 million repayment of the Scilex Pharma Notes.

For the nine months ended September 30, 2022, net cash provided by financing activities was approximately $20.7 million and is primarily related to $51.9 million in proceeds from related party payables, $62.5 million in proceeds from related party note payables, $9.9 million in proceeds from the CNH Revolving loan, $96.0 thousand in proceeds from the exercise of stock options, offset by $18.8 million repayment on CNH Revolving Loan and $84.8 million repayment of the Scilex Pharma Notes.

For the nine months ended September 30, 2021, net cash provided by financing activities was approximately $22.1 million and is primarily related to $45.1 million in proceeds from related party payables, $34.8 million in proceeds from the CNH Revolving Loan, and $11.5 million in proceeds from related party notes, offset by a $32.4 million repayment of the Scilex Pharma Notes and a $36.9 million repayment on CNH Revolving Loan.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates and judgments, the most critical of which are those related to derivative liabilities, income taxes and stock-based compensation and others listed below. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

While our significant accounting policies are described in greater detail in the audited financial statements for the years ended December 31, 2021 and 2020 included in the proxy statement/prospectus filed by Vickers with the SEC on October 28, 2022 beginning on page F-48 thereof, we believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.

Revenue Recognition

Our revenue to date has been generated from product sales of ZTlido. We do not have significant costs associated with obtaining contracts with our customers.

We recognize revenue when control of the products is transferred to the customers in an amount that reflects the consideration we expect to receive from the customers in exchange for those products. This process involves identifying the contract with a customer, determining the performance obligations in the contract and the contract price, allocating the contract price to the distinct performance obligations in the contract and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. We consider a performance obligation satisfied once we have transferred control of a good or service to the customer, meaning the customer has the ability to use and obtain the benefit of the good or service. We recognize revenue for satisfied performance obligations only when we determine there are no uncertainties regarding payment terms or transfer of control.

Revenue from product sales relates solely to sales of ZTlido. Our performance obligations with respect to sales of ZTlido are satisfied at a certain point in time, and we consider control to have transferred upon delivery to the customer. We consider control to have transferred upon delivery to the customer because, upon delivery, the customer has legal title to the asset, physical possession of the asset has been transferred to the customer, the customer has significant risks and rewards in connection with ownership of the asset, and we have a present right to payment from the customer at that time. Invoicing typically occurs upon shipment and the length of time between invoicing and the date on which payment is due is not significant.

For product sales, we record gross-to-net sales adjustments for commercial and government rebates, fees, and chargebacks, wholesaler and distributor fees, sales returns and prompt payment discounts. Such variable consideration is estimated in the period of the sale and is estimated using a most likely amount approach based primarily upon provisions included in our customer contracts, customary industry practices and current government regulations. Gross-to-net adjustments are generally recorded as contract liabilities under accrued expenses within our consolidated balance sheet.

Rebates

Rebates are discounts that we pay under either government or private health care programs. Government rebate programs include state Medicaid drug rebate programs, the Medicare coverage gap discount programs and the Tricare programs. Commercial rebate and fee programs relate to contractual agreements with commercial healthcare providers, under which we pay rebates and fees for access to and position on that provider’s patient drug formulary. Rebates and chargebacks paid under government programs are generally mandated under law, whereas private rebates and fees are generally contractually negotiated with commercial healthcare providers. Both types of rebates vary over time. We record a reduction to gross product sales at the time the customer takes title to the product based on estimates of expected rebate claims. We monitor the sales trends and adjust for these rebates on a regular basis to reflect the most recent rebate experience and contractual obligations.

Service Fees

We compensate our customers and others in the distribution chain for wholesaler and distribution services. We have determined such services received to date are not distinct from our sale of products to the customers, and therefore, these payments have been recorded as a reduction of revenue.

Product Returns

We are obligated to accept the return of products sold that are damaged or do not meet certain specifications. We may authorize the return of products sold in accordance with the term of its sales contracts, and estimate allowances for such amounts at the time of sale. We estimate the amount of our product sales that may be returned by our customer and record this estimate as a reduction of revenue in the period the related product revenue is recognized. We currently estimate our product returns using historical trends and product return rates typically experienced in the industry.

Co-payment Assistance

Patients who have commercial insurance or pay cash and meet certain eligibility requirements may receive co- payment assistance. We accrue for co-payment assistance based on actual program participation and estimates of program redemption using data provided by third-party administrators.

Derivative Liability

Derivative liabilities are recorded on our consolidated balance sheets at their fair value on the date of issuance and are revalued on each balance sheet date until such instruments are exercised or expire, with changes in the fair value between reporting periods recorded as other income or expense.

Derivative liabilities result from the Scilex Pharma Notes. For the Scilex Pharma Notes, interest payments and repayments of the principal are based on a percentage of net sales of ZTlido and could be accelerated if certain net sales targets are not met or if marketing approval of SP-103, or a similar product with a lidocaine concentration of not less than 5%, is delayed or in the event of a qualified initial public offering. In estimating the fair value of such financial instruments, we may apply significant assumptions and estimates, including estimates involving future net product sales and timing and probability of marketing approvals and the probability of a qualified initial public offering event, which could be impacted in the future based on market conditions. As of December 31, 2021, the fair value of the derivative liabilities associated with the Scilex Pharma Notes was estimated using the discounted cash flow method combined with a Monte Carlo simulation model including consideration of the terms of Amendment No. 4 (see Debt note). Significant Level 3 assumptions used in the measurement included a 6.2% risk adjusted net sales forecast and an effective debt yield of 15.0% on December 31, 2021.

We perform a Level 3 based assessment to identify the embedded derivatives that require bifurcation from the Scilex Pharma Notes and separate accounting as a single compound derivative. Certain of these embedded features include default interest provisions, contingent rate increases, contingent put options, optional and automatic acceleration provisions and indemnified taxes. The Scilex Pharma Notes were fully extinguished in September 2022 and, as such, there were no remaining derivative liabilities as of September 30, 2022.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation”, which establishes accounting for equity instruments exchanged for employee and consulting services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line-method, over the employee’s requisite service period (generally the vesting period of the equity grant) or non-employee’s vesting period.

For purposes of determining the inputs used in the calculation of stock-based compensation, we use historical data in estimating the expected terms of options and determine an estimate of option volatility based on an assessment of historical volatilities of comparable companies whose share prices are publicly available. We use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our consolidated statement of operations.

Scilex Common Stock Valuation

As there has been no public market for the Scilex Common Stock to date, the estimated fair value of the Scilex Common Stock was determined by the Scilex Board, considering our most recently available third-party valuations of the Scilex Common Stock and the Scilex Board’s assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the stock option grant. Prior to the Business Combination, given the absence of a public trading market for the Scilex Common Stock, the valuations of the Scilex Common Stock were determined in accordance with the “American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation.” The Scilex Board exercised its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of the Scilex Common Stock, including:

•	Independent valuations of the Scilex Common Stock performed at periodic intervals by an independent third-party valuation firm;

•

The likelihood of achieving a liquidity event, such as an initial public offering or sale of the company and the potential value of a strategic merger or sale at different time points, given prevailing market conditions;

•

Our historical operating and financial performance as well as our estimates of future financial performance, including the regulatory status of ZTlido and GLOPERBA and the timing and probability of continuing growth since commercialization of ZTlido and GLOPERBA under different operational scenarios;

•	The status of research and development efforts;

•	Our stage of development and commercialization and our business strategy;

•	Industry information such as market trends and macro-economic events;

•	Valuations of comparable companies;

•	Adjustments to recognize a relative lack of marketability of the Scilex Common Stock; and

•	Additional objective and subjective factors relating to our business.

The dates of our valuations have not always coincided with the dates of our stock option grants. In determining the exercise prices of the stock options at each grant date, the Scilex Board considered, among other things, the most recent valuations of the Scilex Common Stock and the Scilex Board’s assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent valuation and the grant dates included our operating and financial performance and current business conditions.

The assumptions underlying the valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Scilex Common Stock and Scilex’s stock-based compensation expense could have been materially different.

March 17 and March 31, 2019 Valuations

For the valuation performed on March 17, 2019 and March 31, 2019, the fair value of the Scilex Common Stock was estimated using the market and income approaches. Scilex weighted a guideline public company method, a market approach that uses comparable company data and applies to the subject company, equally with a discounted cash flow method, an income approach that derives value by estimating reasonable future cash flows to the equityholders and discounting them to present value using a risk-adjusted discount rate. Scilex then used the Option Pricing Method (“OPM”) to allocate the concluded equity value amongst the different equity classes and determine the value of Scilex Common Stock. These valuations resulted in a valuation of Scilex Common Stock of $1.16 per share as of March 17, 2019 and March 31, 2019.

May 31, 2019 Valuation

For the valuation performed on May 31, 2019, the fair value of the Scilex Common Stock was estimated using a hybrid Probability Weighted Expected Return Method (“PWERM”), which estimates the value by probability-weighting different scenarios. Scilex used three going public scenarios and one stay-private scenario. For the three public scenarios, Scilex utilized recent comparable initial public offerings to estimate value, which was allocated on a fully diluted basis to derive a common stock value for each scenario. For the stay-private scenario, Scilex utilized the income and market approaches in line with the March 31, 2019 valuation and allocated the concluded equity value using an OPM to derive a common stock value for the stay-private scenario. Scilex then probability weighted (based on Scilex’s best estimates at the time) each scenario’s common stock value to arrive at the concluded value of the Scilex Common Stock. This valuation resulted in a valuation of Scilex Common Stock of $1.16 per share as of May 31, 2019.

December 31, 2019 Valuation

For the valuation performed on December 31, 2019, the fair value of the Scilex Common Stock was estimated using PWERM, which estimates the value by probability-weighting different scenarios. Scilex used three going public scenarios and one stay-private scenario. For the three public scenarios, Scilex utilized recent comparable initial public offerings to estimate value, which was allocated on a fully diluted basis to derive a common stock value for each scenario. For the stay-private scenario, Scilex utilized the income approach in line with the March 31, 2019 valuation and allocated the concluded equity value using an OPM to derive a common stock value for the stay-private scenario. Scilex then probability weighted (based on Scilex’s best estimates at the time) each scenario’s common stock value to arrive at the concluded value of the Scilex Common Stock. This valuation resulted in a valuation of the Scilex Common Stock of $1.16 per share as of December 31, 2019.

July 31, 2020 Valuation

For the valuation performed on July 31, 2020, the fair value of the Scilex Common Stock was estimated using PWERM, which estimates the value by probability-weighting different scenarios. Scilex used three going public scenarios and one stay-private scenario. For the three public scenarios, Scilex utilized recent comparable initial public offerings to estimate value, which was allocated on a fully diluted basis to derive a common stock value for each scenario. For the stay-private scenario, Scilex utilized the income approach in line with the March 31, 2019, May 31, 2019 and December 31, 2019 valuations and allocated the concluded equity value using an OPM to derive a common stock value for the stay-private scenario. Scilex then probability weighted (based on Scilex’s best estimates at the time) each scenario’s common stock value to arrive at the concluded value of the Scilex Common Stock. This valuation resulted in a valuation of the Scilex Common Stock of $1.16 per share as of July 31, 2020.

Once a public trading market for the New Scilex Common Stock has been established in connection with the Closing of the Business Combination, it will no longer be necessary for the Vickers Board to estimate the fair value of the New Scilex Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of the New Scilex Common Stock will be determined based on the quoted market price of the New Scilex Common Stock.

Debt

We account for debt as liabilities measured at amortized cost and amortize the resulting debt discount from the allocation of proceeds to interest expense using the effective interest method over the expected term of the debt instrument. We consider whether there are any embedded features in the debt instruments that require bifurcation and separate accounting as derivative financial instruments pursuant to FASB, ASC, Topic 815, “Derivatives and Hedging.”

We may enter financing arrangements, the terms of which involve significant assumptions and estimates, including future net product sales, in determining interest expense, as well as the classification between current and long-term portions. In estimating future net product sales, we assessed prevailing market conditions using various external market data against our anticipated sales and planned commercial activities as well as actual ZTlido sales as of the Scilex Pharma Note extinguishment. See Note 6 titled “Debt” to our consolidated financial statements appearing elsewhere in the Form 8-K and the section titled “Certain Relationships and Related Party Transactions—Certain Transactions of Scilex—Indenture and Letter of Credit” for a description of the Scilex Pharma Notes, which provide for repayments based on a percentage of net sales of ZTlido. Consequently, we imputed interest on the carrying value of the debt and recorded interest expense using an imputed effective interest rate. We reassessed the expected payments each reporting period and accounted for any changes through an adjustment to the effective interest rate on a prospective basis, with a corresponding impact to the classification of our current and long-term portions.

Leases

Beginning January 1, 2019, at the inception of a contractual agreement and at transition to the new lease standard, we determine whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, we calculate the associated lease liability and corresponding right-of-use asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

The provisions of ASC Topic 740-10, Income Taxes—Overall, address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740-10, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. We have determined that we have immaterial uncertain tax positions.

We account for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

We have deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely will not be realized. As of September 30, 2022 and December 31, 2021, we maintained a full valuation allowance against our deferred tax assets, with the exception of an amount equal to our deferred tax liabilities that are scheduled to reverse against Scilex’s deferred tax assets.

Intangible Assets

Intangible assets are carried at their initial valuation or acquisition price and amortized on a straight-line basis over the estimated useful lives of the assets. If the useful life is indefinite, we will re-evaluate the asset annually for impairment and make adjustments as necessary. Our patents were initially valued using the multi- period excess earnings method and the useful life of 15 years was determined by management based on the patent expiration date.

Our developed technology was valued based on a 15-year projection using the excess earnings approach. We commenced amortization of IPR&D upon commercialization of ZTlido in October 2018. We review our long-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets’ book value to future net undiscounted cash flows that the assets are expected to generate to determine if a write-down to the recoverable amount is appropriate. If such assets are written down, an impairment will be recognized as the amount by which the book value of the asset group exceeds the recoverable amount. There have not been any impairment losses of long-lived assets through September 30, 2022.

Goodwill

Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at least annually during the fourth quarter, or more frequently if events occur indicating the potential for impairment. We have determined that only one reporting unit exists for examination under impairment review. During our goodwill impairment review, we may assess qualitative factors to determine whether it is more likely than not that the fair value of our reporting units are less than their carrying amounts, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of our company. If, after assessing the totality of these qualitative factors, we determine that it is not more likely than not that the fair value of our reporting units are less than their carrying amounts, then no additional assessment is deemed necessary. Otherwise, we perform a quantitative goodwill impairment test. We may also elect to bypass the qualitative assessment in a period and elect to proceed to perform the quantitative goodwill impairment test. We performed our annual assessment for goodwill impairment in the fourth quarters of 2021, 2020, and 2019 and determined there was no impairment as of December 31, 2021, 2020 and 2019, respectively. No interim impairment test was considered necessary during the nine months ended September 30, 2022 as we believe that it is more likely than not that the fair value of our goodwill was in excess of the carrying value

Acquired In-Process Research and Development Expense

We have acquired and may continue to acquire the rights to develop and commercialize new product candidates. The up-front payments to acquire a new drug compound or drug delivery device, as well as future milestone payments associated with asset acquisitions that do not meet the definition of derivative and are deemed probable to achieve the milestones, are immediately expensed as acquired IPR&D provided that the drug has not achieved regulatory approval for marketing and, absent obtaining such approval, have no alternative future use. The acquired IPR&D related to the asset acquisition of IPR&D from Semnur in March 2019.

Material Cash Commitments

As of September 30, 2022, our contractual obligations are as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations(1)	1,790	215	1,575	—	—
Related Party Notes Payable(2)	109,825	47,108	62,717	—	—
Interest on Related Party Notes Payable(2)	11,760	11,760	—	—	—
Deferred Consideration with Romeg(3)	7,125	—	1,500	1,575	4,050

Total financial obligations	$130,500	$59,083	$65,792	$1,575	$4,050

(1)	See Note 8 titled “Commitments and Contingencies” of the notes to our unaudited consolidated financial statements included elsewhere in the Form 8-K.

(2)

The related party notes payable and interest on related party notes payable were eliminated at the close of the Business Combination under the terms of the Debt Exchange Agreement. See Note 10 titled “Related Party Transactions” of the notes to our unaudited consolidated financial statements included elsewhere in the Form 8-K.

(3)	See Note 3 titled “Acquisitions” of the notes to our unaudited consolidated financial statements included elsewhere in the Form 8-K.

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is evaluating the impact the standard will have on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of ASC Topic 740 by clarifying and amending existing guidance. The amendments in this update were effective for interim and annual periods for the Company beginning after December 15, 2020. The Company adopted the standard on January 1, 2021. The adoption of the standard had no impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk is confined to our cash and cash equivalents and debt securities. We have cash and cash equivalents and invest primarily in high-quality money market funds, which we believe are subject to limited credit risk. Due to the low risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Additionally, all interest rates associated with our related party notes outstanding as of September 30, 2022 are capped, therefore we are not subject to interest rate risk.

Concentration Risk

Prior to April 2, 2022, sales to our sole customer and third-party logistics distribution provider, Cardinal Health, represented 100% of our net revenue. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health will continue to provide traditional third-party logistics functions for us. Additionally, during the nine months ended September 30, 2022 and 2021, we purchased inventory from our sole supplier, Itochu. This exposes us to concentration of customer and supplier risk. We monitor the financial condition of our customers, limit our credit exposure by setting credit limits, and have not experienced any credit losses for the nine months ended September 30, 2022 and 2021. As we continue to expand the commercialization of our product, we are not limited to the current customer and have elected to expand our distribution network.

Beginning on April 1, 2022, we began selling ZTlido directly to three large distributors, McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation, as well as to numerous pharmacies. If we are unable to maintain a favorable relationship with Cardinal Health (or with any of our other two distributors), we expect that our revenue would decline and our business would be harmed as a result. We may be unable to control the timing of the delivery of ZTlido to distributors, and any financial uncertainty or loss of key logistic employees of Cardinal Health, as our only third-party logistics provider, may negatively impact our sales.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Related Party Transactions

For a description of our related party transactions, see the section titled “Certain Relationships and Related Party Transactions — Certain Transactions of Scilex” of the definitive proxy statement/prospectus filed by Vickers with the SEC on October 28, 2022.

Emerging Growth Company

A “emerging growth company” as defined in the JOBS Act is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Scilex has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in New Scilex’s business could significantly affect New Scilex’s business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

New Scilex will qualify and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which New Scilex has total annual gross revenue of at least $1.235 billion, or (c) in which New Scilex is deemed to be a large accelerated filer, which means the market value of the common equity of New Scilex that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Scilex has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, we expect that New Scilex will not be a smaller reporting company because it will be a majority-owned subsidiary of Sorrento.